UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2016

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2016, Walter Investment Management Corp., a Maryland corporation (the “Company”) elected Anthony Renzi as Chief Executive Officer and President of the Company, effective as of November 15, 2016 (or, such earlier date as may be agreed between the Company and Mr. Renzi, the “Effective Date”).

Mr. Renzi, age 53, has over 30 years of experience in mortgage banking. Since May 2012, he has served as the Chief Operating Officer for Citigroup Inc.’s North America retail bank, commercial bank and mortgage operations. In that capacity he has provided executive operations leadership for core banking and mortgage operations, customer contact centers, branch operations support, investor reporting / servicing accounting, default operations and servicing technology. Prior to working at Citibank, Mr. Renzi was the Executive Vice President — Single Family Business, Operations and Technology at the Federal Home Loan Mortgage Corporation (April 2010—May 2012). Prior to that, Mr. Renzi served in various capacities at GMAC for more than 15 years, including as the Chief Operating Officer of GMAC Residential Capital and the President of GMAC Mortgage (2008—2010) and as Chief Operating Officer of GMAC Mortgage, Residential Finance Group (2006 to 2008). Mr. Renzi earned a Bachelor’s Degree in Business Administration from Holy Family University in Philadelphia and an MBA from Philadelphia University.

In connection with his election as Chief Executive Officer and President of the Company, on August 8, 2016, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Renzi. The term of Mr. Renzi’s employment under the Employment Agreement will commence on the Effective Date and continue until the first anniversary of the Effective Date. The employment term will be automatically extended for one-year terms thereafter, unless and until terminated as provided for in the Employment Agreement.

The Employment Agreement provides for a base salary of $500,000, subject to annual review and increase (but not decrease) by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”). The Employment Agreement also provides for a guaranteed 2016 fiscal year bonus of $1,750,000, the payment of which is subject to Mr. Renzi’s continued employment through the date of payment of the 2016 bonus. For each full fiscal year during the employment term beginning with the 2017 fiscal year, Mr. Renzi is eligible to receive an annual bonus in an amount to be determined by the Compensation Committee, which actual bonus payment amount will be contingent upon achievement of annual Company and individual performance objectives for the applicable fiscal year.

During the employment term, Mr. Renzi will be eligible to participate in the Company’s long-term incentive plan in a manner consistent with other senior executive officers of the Company. In respect of the fiscal year 2017 grant cycle, Mr. Renzi will be entitled to receive a long-term incentive award (which may be in the form of equity, equity-related instruments and/or cash, or some combination thereof) with an economic value equal to $1,000,000, subject to Mr. Renzi’s continued employment through the grant date, which award will be on such terms and conditions as established by the Compensation Committee. In subsequent grant cycles, Mr. Renzi will be eligible to receive a long-term incentive award in an amount determined by the Compensation Committee and in a form and subject to the terms and conditions established by the Compensation Committee.

In addition, the Employment Agreement provides for a signing bonus of $2,500,000, payable in a lump sum cash payment on the first payroll date immediately following the Effective Date, subject to Mr. Renzi’s continued employment through such date. This cash signing bonus is subject to a pro-rata clawback if Mr. Renzi terminates his employment without Good Reason or the Company terminates his employment for Cause, in each case, prior to or on the first anniversary of the Effective Date. Mr. Renzi will also receive, within a reasonable period of time following the Effective Date, but not to exceed 30 days thereafter, (1) a number of restricted stock units with an economic value determined as of the Effective Date equal to $600,000, and (2) a long-term restricted cash award with an aggregate value equal to $600,000 ((1) and (2) together, the “Signing Awards”). Each Signing Award will vest ratably on the first, second, and third anniversaries of the Effective Date, subject to Mr. Renzi’s continued employment through each applicable vesting date, except as provided for below.

The Employment Agreement also provides for participation in the Company’s health, insurance, retirement, and other benefits generally provided to similarly situated employees of the Company.

In the event Mr. Renzi’s employment terminates due to death or Disability, he will receive, in addition to certain accrued amounts, (1) a prorated annual bonus in respect of the year in which the termination occurs, subject to satisfaction of the applicable performance objectives applicable for such fiscal year (the “Pro Rata Bonus”), and (2) full vesting of the Signing Awards, to the extent not already vested.

In the event of a termination of employment by the Company without Cause, due to non-renewal of the term of employment by the Company, or by Mr. Renzi for Good Reason, subject to Mr. Renzi’s execution, delivery and non-revocation of a release of claims and compliance with the restrictive covenants by which he is bound, he will receive, in addition to certain accrued amounts, (1) the Pro Rata Bonus (subject to satisfaction of the applicable performance objectives for the fiscal year in which such termination occurs), (2) an amount equal to one and one-half times the sum of (x) Mr. Renzi’s base salary plus (y) Mr. Renzi’s target annual bonus for the year in which termination occurs, payable in substantially equal payments over an eighteen (18)-month period and in accordance with the Company’s regular payroll practices, (3) full vesting of the Signing Awards, to the extent not already vested, and (4) subject to Mr. Renzi’s election of COBRA continuation coverage under the Company’s group health and dental plans, payment of an amount equal to the monthly COBRA premium cost for Mr. Renzi and his dependents for up to eighteen (18) months.

As a condition of, and prior to commencement of, Mr. Renzi’s employment, Mr. Renzi is required to execute and deliver a Confidentiality, Non-Interference, and Invention Assignment Agreement, which agreement contains a covenant not to compete and a covenant not to solicit or hire, as applicable, employees, consultants, customers and prospective customers, in each case, while employed and for a period of eighteen (18) months following termination of employment for any reason. The Confidentiality, Non-Interference, and Invention Assignment Agreement also contains a covenant not to disclose confidential information while employed and at all times thereafter and a mutual non-disparagement covenant.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreement which is filed as Exhibit 10.1 hereto and is hereby incorporated herein by reference. Capitalized terms not otherwise defined have the meanings assigned to them in the Employment Agreement.

There are no family relationships between Mr. Renzi and any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company or its subsidiaries. Mr. Renzi does not have a direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On August 8, 2016, Ditech Financial LLC (“Ditech”) and New Residential Mortgage LLC (“NRM”) executed an agreement whereby Ditech has agreed to sell to NRM all of Ditech’s right, title and interest in mortgage servicing rights (“MSRs”) with respect to a pool of mortgage loans with an aggregate unpaid principal balance of approximately $35.4 billion for approximately $231 million in cash proceeds (in each case subject to adjustment based upon developments with respect to the MSR pool prior to the closing date), and thereafter, from time to time, Ditech may sell additional MSRs in bulk or as originated or acquired on a flow basis (the “Flow and Bulk Agreement”). The closing of this transaction is subject to the receipt of certain government-sponsored entity and other approvals, various other conditions precedent and certain termination provisions. The initial term of the Flow and Bulk Agreement will expire on the third anniversary of the effective date and shall be renewed for successive one year terms thereafter unless either party provides written notice to the other party of its election not to renew ninety (90) days prior to the end of the then-current term. The Flow and Bulk Agreement contains certain termination rights for NRM, including, but not limited to (i) the right to terminate upon thirty (30) days’ notice but only after the consummation of the initial bulk MSR sale, (ii) Ditech’s loss of the right to originate or service mortgage loans, (iii) Ditech’s breach in any material respect of its representations, warranties, covenants or obligations after the expiration of a thirty (30) day cure period, (iv) certain bankruptcy or insolvency events of Ditech or the Company and (v) a change of control of Ditech or the Company. The Flow and Bulk Agreement also contains certain termination rights for Ditech, including, but not limited to (i) NRM’s loss of agency approval to own MSRs after the expiration of a thirty (30) day cure period, (ii) NRM’s breach in any material respect of its representations, warranties, covenants and obligations after the expiration of a thirty (30) day cure period and (iii) certain bankruptcy or insolvency events involving NRM. In connection with Ditech’s and NRM’s entry into the Flow and Bulk Agreement, the Company entered into a performance and payment guaranty whereby the Company guarantees performance of all obligations and all payments required under the Flow and Bulk Agreement.

In addition to the Flow and Bulk Agreement, Ditech and NRM entered into a subservicing agreement whereby Ditech will act as subservicer for the mortgage loans whose MSRs will be sold by Ditech to NRM under the Flow and Bulk Agreement, and for other mortgage loans as may be agreed upon by Ditech and NRM from time to time, in exchange for a subservicing fee (the “Subservicing Agreement”). Under the Subservicing Agreement and related documents, Ditech will perform all daily servicing obligations on behalf of NRM, including collecting payments from borrowers and offering refinancing options to borrowers for purposes of minimizing portfolio runoff. With respect to Ditech, the initial term of the Subservicing Agreement will expire on the first anniversary of the effective date and shall be renewed for successive one year terms, subject to certain termination rights. With respect to NRM, the initial term of the Subservicing Agreement will expire on the first anniversary of the effective date and shall automatically terminate unless renewed on a month-by-month basis, subject to certain termination rights. The Subservicing Agreement contains certain termination rights for NRM, including, but not limited to (i) any failure by Ditech to remit payments, subject to a two (2) day cure period, (ii) any failure by Ditech to provide reports to NRM, subject to a three (3) day cure period, (iii) any failure by Ditech or the Company to satisfy certain quarterly financial metrics, (iv) any failure by Ditech to duly observe or perform, in any material respect, any other covenants, obligations or agreements, subject to a thirty (30) day cure period, (v) certain bankruptcy or insolvency events of Ditech or the Company and (vi) a change of control of Ditech or the Company. The Subservicing Agreement also contains certain termination rights for Ditech, including, but not limited to (i) any failure by NRM to remit payments, subject to a five (5) day cure period, (ii) any failure by NRM to duly observe or perform, in any material respect, any other covenants, obligations or agreements, subject to a thirty (30) day cure period, (iii) NRM ceasing to be an approved servicer in good standing with Fannie Mae, Freddie Mac or a HUD-approved mortgagee unless caused by Ditech and (iv) certain bankruptcy or insolvency events of NRM.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of August 8, 2016, by and between Walter Investment Management Corp. and Anthony Renzi.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: August 12, 2016	By:	/s/ Jonathan F. Pedersen
Jonathan F. Pedersen, Chief Legal Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of August 8, 2016, by and between Walter Investment Management Corp. and Anthony Renzi.